EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Novellus Systems, Inc. Retirement Plan (to register 100,000 shares), of our reports dated February 26, 2009, with respect to the consolidated financial statements and schedule of Novellus Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Novellus Systems, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

February 27, 2009